Exhibit 10.30

DENDREON CORPORATION INCENTIVE PLAN

SECTION 1.

BACKGROUND, PURPOSE AND DURATION

1.1.     Effective Date. The Plan was originally effective on January 1, 2005. This amendment and restatement of the Plan is effective as of January 1, 2012.

1.2.     Purpose of the Plan. The Plan is designed to motivate certain employees to achieve specified annual corporate objectives.

SECTION 2.

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1.     “Actual Award” means as to any Performance Period, the actual award of incentive compensation (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 4.4 to increase, reduce or eliminate the award determined by the Payout Formula.

2.2.     “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, or any successor provision, and any limited liability corporation, partnership or similar entity in which the Company is the managing member, partner or controlling shareholder.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Code” means the Internal Revenue Code of 1986, as amended.

2.5.	“Committee” means the Compensation Committee of the Board or its delegates as set forth in Section 3.4 hereof.

2.6.	“Company” means Dendreon Corporation.

2.7.	“Employee” means any employee of the Company or of an Affiliate.

2.8.	“Fiscal Year” means the fiscal year of the Company.

2.9.     “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.10.     “Payout Formula” means as to any Performance Period, the payout formula established by the Committee pursuant to Section 4.4 in order to determine the Actual Awards (if any) to be paid to Participants. The payout formula may differ from Participant to Participant.

2.11.     “Performance Goals” the the performance requirements applicable to any award hereunder, as determined by the Committee in its sole discretion. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, group or department function, or Company-wide basis.

2.12.     “Performance Period” means generally, the Fiscal Year. The Committee may, however, in its sole discretion, designate a shorter period.

2.13.	“Plan” means the Dendreon Corporation Incentive Plan.

2.14.     “Salary” of a Participant for a Performance Period, means, for exempt employees in the United States and salaried employees outside the United States, the employee’s annual base salary, adjusted for periods of unpaid time and excluding any allowances, shift differential or other payments in addition to annual base salary, other than as required by law. For non-exempt employees (both salaried, non-exempt employees and hourly employees) in the United States and non-salaried employees outside the United States, Salary means the employee’s total annual base rate earnings, adjusted for periods of unpaid time, and excluding any allowances, on call pay, shift differential or other payments in addition to the base rate of pay, other than as required by law. Such Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company sponsored plans and Affiliate sponsored plans.

2.15.     “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Salary or a specific dollar amount, as determined by the Committee in its discretion.

2.16.     “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate.

SECTION 3.

ADMINISTRATION

3.1.     Committee is the Administrator. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).

3.2.     Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be Participants, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) if and as desired, adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or are employed outside of the United States, (e) adopt rules for administering and interpreting the Plan, and (f) interpret, amend or revoke any such rules.

3.3.     Decisions Binding. All Plan determinations and decisions made by the Committee, and any delegate of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.4.     Delegation of Authority. The Committee, in the exercise of its sole discretion, may delegate all or any part of its authority and powers under the Plan to other Board members or Dendreon employees on such terms and conditions as the Committee may provide, provided that no delegation of authority may be made with respect to the Plan participation of any employee who is required to report pursuant to Section 16(a) of the Securities Exchange Act of 1934 or with respect to any officer of the Company that is a Senior Vice President or more senior officer. Unless the Committee determines otherwise for a specific Participant, or Performance Period, the Committee shall be treated as having delegated to the full extent hereunder its authority to the Company’s Chief Executive Officer (“CEO”) and to the Company’s

Executive Vice President, Human Resources (“VP HR”), acting individually or jointly in accordance with policies established by the Committee. The CEO or VP HR may make such determinations and take such actions within the scope of such delegation as the CEO or VP HR deem necessary.

3.5.     Indemnification. To the full extent permitted by law, each member and former member of the Committee and delegate authorized hereunder shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

SECTION 4.

SELECTING PARTICIPANTS; ESTABLISHING PERFORMANCE GOALS AND TARGET PAYOUTS

4.1.     Selecting Participants. The Committee or its delegates pursuant to their authorized authority shall select the Employees who shall be Participants for any Performance Period. In addition, the Committee or its authorized delegates shall determine whether Employees who are hired after the commencement of a Performance Period shall participate in the Plan for that Performance Period. Participation in the Plan is discretionary, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.2.     Establishing Target Awards. The Committee or its authorized delegates shall establish a Target Award for each Participant or group of Participants. The amount of each Participant’s Target Award shall be determined based upon such criteria as the Committee or its authorized delegates deems appropriate.

4.3.     Establishing Performance Goals. The Committee or its authorized delegates shall establish the Performance Goals for the Performance Period. The Performance Goals may differ from Participant to Participant.

4.4.     Establishing Payout Formula. The Committee shall establish a Payout Formula for purposes of determining the Actual Award (if any) payable to a Participant. Each Payout Formula shall (a) be based on one or more Performance Goals, (b) be based on a comparison of actual performance to the established Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the target level, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the target Performance Goals.

SECTION 5.

DETERMINING PLAN PAYMENTS

5.1.     Determining Actual Awards. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of performance. Notwithstanding any contrary provision of the Plan, the Committee or its delegates to the extent of their authorized authority may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) increase the Actual Award payable to any Participant above that which otherwise would be payable under the Payout Formula, and (c) as specified in Section 5.5 below, determine whether or not a Participant will receive an Actual Award or some portion thereof in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid.

5.2.     Unfunded Liability. Awards hereunder represent an unfunded promise to pay in the future out of the Company’s general assets and are subject to the claims of the Company’s creditors.

5.3.     Timing of Payment. A Participant’s Actual Award for a Performance Period shall be paid out within two and one-half months following the later of the close of the Performance Period or the final determination of the Actual Award.

5.4.     Form of Payment. Payment of an Actual Award shall be in cash or in such other form of consideration as is determined by the Committee.

5.5.     Termination of Employment During Performance Period. A Participant shall not be entitled to any Actual Award for a Performance Period if the Participant has a Termination of Employment prior to the date on which the Actual Award would otherwise be payable to the Participant, unless otherwise determined at the discretion of the Committee or its delegates to the extent of their authorized authority or pursuant to a written agreement entered into by and between the Participant and a duly authorized Company officer or Board member.

SECTION 6.

GENERAL PROVISIONS

6.1.     Plan Amendment or Suspension. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Board or the Compensation Committee; provided, however that the this authority may not be delegated below the Compensation Committee.

6.2.     Plan Termination. This Plan shall terminate upon the adoption of a resolution of the Board or Compensation Committee terminating the Plan, on the date specified in such resolution.

6.3.     Tax Withholding. The Company or an Affiliate shall have the right to deduct from any Plan payment any income, employment or other taxes required by law or regulation to be withheld.

6.4.     No Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate of the Company, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.

6.5.     Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.6.     Actions and Decision Regarding the Business or Operations of the Company. Notwithstanding anything in the Plan to the contrary, none of the Company, its officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.

6.7.     Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and rights relating to the Plan and to awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

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